Exhibit 99.1

On October 22, 2009, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $602 million, today announced for the quarter and nine-month period ended September 30, 2009 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on November 30, 2009, payable on December 15, 2009.

For the quarter ended September 30, 2009, the Corporation reported a net loss of $777,000, or $(0.23) basic earnings per share.  This compares to third quarter 2008 net income of $1,127,000, or $0.33 basic earnings per share.  The $1,904,000 decrease in operating results for the quarter, as compared to the quarter ended September 30, 2008, was principally due to an increase in the provision for loan losses of $3,350,000 ($2,211,000 net of income taxes).

Net income for the nine months ended September 30, 2009, totaled $1,990,000, or $0.58 basic earnings per share compared to $3,821,000, or $1.11 basic earnings per share for the same period in 2008.  Compared with the same period in 2008, net income decreased $1,831,000 or 47.9%.  The decrease for the nine month period ended September 30, 2009, as compared to the nine month period ended September 30, 2008, was primarily the result of an increase in the provision for loan losses of $4,480,000 ($2,957,000 net of income taxes), offset by increases in net interest income of $942,000 ($622,000 net of income taxes) and non-interest income of $797,000 ($526,000 net of income taxes).

The Corporation’s 2009 year to date and third quarter results were adversely impacted by provisions for loan losses of $5.7 million and $4.0 million, respectively, compared to $1,245,000 and $600,000 for the comparable periods in 2008.

The increase in the provision for loan losses is primarily related to the deterioration of one large commercial credit.  The credit was identified as a substandard credit during the second quarter of 2009 due to cash flow concerns and general business decline.  Management has continued to closely monitor the credit since that time and requested weekly updated financial information from the commercial customer.  Based on recent developments with respect to the customer’s financial condition and operating results, management has determined that it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Consequently, management has concluded that the credit meets the definition of an impaired loan and management has performed a detailed collateral analysis resulting in an additional provision for loan losses of $3.0 million relating to the credit.  Management has also concluded that the circumstances surrounding their evaluation were present prior to the end of the third quarter.

For the quarter ended September 30, 2009, non-interest income was $847,000, compared to $756,000 for the third quarter of 2008, a $91,000 (12.0%) increase.  For the nine month period ended September 30, 2009, non-interest income was $3,417,000, compared to $2,620,000 for the nine month period ended September 30, 2008, a $797,000 (30.4%) increase.  Gain on sales of loans amounted to $241,000 for the quarter ended September 30, 2009, compared to $62,000 for the third quarter of 2008, an increase of $179,000.  Quarterly gains on sale of loans included capitalized servicing rights of $107,000 in 2009 and $26,000 in 2008.  Gain on sales of loans amounted to $1,213,000 for the nine months ended September 30, 2009 compared to $308,000 for the comparable period in 2008, an increase of $905,000.  Gain on sale of loans for the nine month period included capitalized servicing rights of $550,000 in 2009 (on loan sales of $58.3 million) and $134,000 in 2008 (on loan sales of $11.2 million). The significant increase in loan sales activity in 2009 as compared to 2008 is attributable to the significant decline in mortgage interest rates during the fourth quarter of 2008 and first part of 2009 which resulted in significant refinancing activity.  Despite the significant loan sales activity experienced during the first three quarters of 2009, the serviced portfolio remained relatively unchanged increasing only $2.4 million to $190.0 million at September 30, 2009.

For the quarter ended September 30, 2009, non-interest expenses were $3,638,000, compared to $3,809,000 for the comparable period in 2008, a $171,000 (4.5%) decrease.  For the nine month period ended September 30, 2009, non-interest expenses totaled $11,086,000, compared to $10,992,000 for the comparable period of 2008, an increase of $94,000 (0.9%).  Non-interest expenses for the quarter ended September 30, 2009 included a $288,000 increase in the Corporation's FDIC insurance expense, which was due to increased deposit premium rates.  Conversely, the Corporation experienced a decrease in several non-interest expense categories during the third quarter of 2009 as compared to 2008, including salaries and benefits ($88,000), ATM processing fees ($109,000), and miscellaneous expenses ($264,000).

Total assets amounted to $602.0 million at September 30, 2009, compared to $616.1 million at December 31, 2008, a decrease of $14.1 million, or 2.3%.  The decrease in total assets was the result of decreases in total cash and cash equivalents of $3.6 million (14.2%), available-for-sale securities of $4.3 million (3.1%), and a decrease of $3.4 million (0.9%) in gross loans.  Deposits during this same period decreased $13.2 million (2.8%) and other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, customer repurchase agreements, and junior subordinated deferrable debentures) decreased $5.2 million (6.0%).

Shareholders’ equity increased from $50.7 million at December 31, 2008 to $54.1 million at September 30, 2009. This increase was the result of net income ($1,990,000), the issuance of 2,103 treasury shares under the Corporation’s Employee Stock Purchase Plan ($31,000), and a $2,987,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($1,549,000).  The increase in unrealized securities gains from January 1, 2009 to September 30, 2009, was the result of customary and expected changes in the bond market. Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K.